Exhibit A





						April 17, 2007



Mr. Frederick M. Danziger
President and Chief Executive Officer
Griffin Land & Nurseries, Inc.
One Rockefeller Plaza
New York, NY  10020

Dear Mike:

	Trust all is well.  I just read your 2006 Annual
Report.

	Enclosed is a grid that shows "the share creep" since
'01.

	We realize it's due to options exercised - but at a minimum you should have bought enough shares back to offset the dilution.

	More importantly, the value of your enterprise is materially above where your stock is selling so we remain somewhat miffed at the glacial speed of your share repurchase.

	On another note, I look forward to discussing the notion of harvesting our real estate assets.

Trust you understand.

						Sincerely,

						Mario J. Gabelli

MJG:dm
Enclosure


GRIF SHARES O/S

YEAR 		SHARES 		YR CHG 		CUM 			CUM PCT


2006 		5.132 		0.037 		0.270 		5.6%
2005 		5.095 		0.133 		0.233 		4.8%
2004 		4.962 		0.080 		0.100 		2.1%
2003 		4.882 		0.018 		0.020 		0.4%
2002 		4.864 		0.002
2001 		4.862